SPOUSAL PROTECTION RIDER
                                  APPLICABLE TO
                     [NON-QUALIFIED] [CERTIFICATE/CONTRACT]S

This rider is part of your [Contract/Certificate], and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your [Contract/ Certificate], except as modified below. In this rider, "we", "our", and "us" means Equitable Life Assurance Society of the United States and "you" and "your" will apply to both of the Owners.

CONDITIONS OF THIS RIDER

     SPOUSAL JOINT OWNERSHIP

     This Rider applies only to Joint Owners of a [Non-Qualified]
     [Certificate/Contract]. The Owners must be married to each other at the time they purchase the [Certificate/Contract] and on the Contract Date, and this rider must be attached to the [Certificate/Contract] at issue.

     If the Joint Owners divorce after the Contract Date, this rider remains in effect unless a change to the joint ownership is made. A change in joint ownership terminates this benefit on the effective date of the change. If the Joint Owners divorce but there is no change in joint ownership, then upon death of one of the Joint Owners, distributions will be made from the [Contract/Certificate] in accordance with its Owner Death Distribution Rules, and the [Contract's/Certificate's] Successor Owner Annuitant feature is not available.

     The Joint Owners possess an undivided interest in the entire
     [Certificate/Contract].

     OWNER AND ANNUITANT AGES

     One of the Joint Owners must be the Annuitant under the [Contract/Certificate]. Unless otherwise specified, the Annuitant's age is used to determine Annuity Commencement Date, age-based conditions in the [Contract/Certificate], including but not limited to: Contribution age limits, withdrawal charge schedule (and any waivers thereof), Fixed Maturity Option age limitations, and if applicable, features of the Enhanced Guaranteed Principal Benefit and Guaranteed Minimum Income Benefit. Age limitations applicable to the operation of certain Death Benefits, [including Protection Plus,] however, are determined by the older Joint Owner's age as described in "This Rider's Benefit," below.

     BENEFICIARY DESIGNATION

     While this rider is in effect and the Joint Owners are living, each Joint Owner is the primary beneficiary upon the death of the other. Upon the death of either Joint Owner, the surviving Owner becomes the sole Owner. While the Joint Owners are living, any other beneficiary(ies) designated under section 6.02 are successor beneficiaries.. If the Joint Owners name any other primary beneficiary(ies), this Rider will terminate. Upon termination of this Rider for any reason, the primary beneficiary(ies) shall continue be the primary beneficiary(ies) in accordance with Part VI (subject to change by the Owner(s) as provided in that Part).

THIS RIDER'S BENEFIT

     GENERAL

     Upon the death of the first of the Joint Owners to die before the Annuity Commencement Date and while this Rider is in effect, we will increase the Annuity Account Value on the date we receive due proof of death to equal the accrued Guaranteed Minimum Death Benefit ("GMDB") as of the date of death, if higher. The Annuity Account Value and GMDB are not reset if on that date the Annuity Account Value is equal to or greater than the accrued GMDB. If the first Joint Owner to die is the Annuitant, then


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     notwithstanding any other provision of the [Contract/Certificate], no Death
     Benefit will be paid at that time unless a payment is elected by the surviving Joint Owner as described below.

     A GMDB that by its terms accumulates to Annuitant age [85] will instead accumulate to age [85] of the older Joint Owner for the life of the [Certificate/Contract], regardless of the age of the named Annuitant. Such GMDB is frozen on the Contract Date Anniversary following the older Joint Owner's [85th] birthday, even if the older Joint Owner has died and thereafter is adjusted for Contributions and withdrawals in accordance with its terms. The preceding continues to apply even when the younger Joint Owner becomes the Successor Owner Annuitant.

     [APPLICABLE ONLY IF THE OPTIONAL PROTECTION PLUS DEATH BENEFIT RIDER IS ELECTED]
     [A Protection Plus Death Benefit Increment that accrues under the terms of the Protection Plus Death Benefit Rider to Annuitant Age [80] will instead accrue to age [80] of the older Joint Owner. The Protection Plus Death Benefit is frozen on the Contract Date Anniversary following the older Joint Owner's [80th ] birthday and thereafter is adjusted for Contributions and withdrawals in accordance with its terms.]

     Upon the death of the first of the Joint Owners to die before the Annuity Commencement date and while this Rider is in effect, the following death benefit and contract continuation terms apply, depending on whether the first Joint Owner to die is also the Annuitant.

     WHEN THE FIRST JOINT OWNER TO DIE IS ALSO THE ANNUITANT

     If the first Joint Owner to die is also the Annuitant, the surviving Joint Owner may elect to (i) receive payment of the Death Benefit amount, or if the surviving Joint Owner meets our current age requirements for issuance of a new [Contract/Certificate] of the same type as this [Contract/Certificate], (ii) become the Successor Owner Annuitant under the [Certificate/Contract]. Such election shall be made no later than the date on which the death benefit becomes payable under the [Contract/Certificate]. If the surviving Joint Owner elects to receive the death benefit or does not meet the Successor Owner Annuitant eligibility requirements, then the Death Benefit payment will be made in accordance with section 6.01 of the [Contract/Certificate] and any applicable death benefit Rider.

     If the Contract is continued with a Successor Owner Annuitant, withdrawal charges will no longer apply to contributions made prior to the Annuitant's death. Withdrawal charges will apply to any Contributions made by the Successor Owner Annuitant after the original Annuitant's death.

     [APPLICABLE ONLY IF THE OPTIONAL PROTECTION PLUS DEATH BENEFIT RIDER IS ELECTED]
     [The Protection Plus Death Benefit Increment accrued as of the date we receive due proof of the first Joint Owner's death will be added to the Annuity Account Value (in addition to any amount of accrued GMDB that is added under the preceding paragraph). If the surviving Joint Owner is age [76] or older on the date of the first Joint Owner's death, the benefit does not remain in effect and the Protection Plus Death Benefit charge no longer applies. If the surviving Joint Owner is to receive the death benefit as provided above, the Protection Plus Death Benefit will also be paid in accordance with its terms. If the surviving Joint Owner elects to continue the [Certificate/Contract] and become Successor Owner Annuitant and is age [75] or younger on the date of the first Joint Owner's death, then the Protection Plus Death Benefit rider will remain in effect in accordance with its terms and the following.

          The surviving Joint Owner's age at the first Joint Owner's date of death will determine the Protection Plus Death Benefit Increment applicable upon the Successor Owner Annuitant's death. The Protection Plus Death Benefit Increment is then frozen on the Contract Date Anniversary following the Successor Owner Annuitant's [80]th birthday.

          If the Protection Plus Death Benefit Increment had been frozen because the older Joint Owner had attained age [80], we will reinstate the benefit if the surviving Joint Owner is age [75] or younger as of the date of the first Joint Owner's death.


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          The total amount of the new Annuity Account Value, including any amounts added because of the GMDB and the Protection Plus Death Benefit Increment will be the new Protection Plus Contributions under the Protection Plus Death Benefit Rider for purposes of the Protection Plus Death Benefit Increment payable upon the Successor Owner Annuitant's death.]

     WHEN THE FIRST JOINT OWNER TO DIE IS NOT THE ANNUITANT

     If the first Joint Owner to die is not the Annuitant, the surviving Joint Owner continues the Contract as the sole Owner/Annuitant.

     The withdrawal charge schedule in effect continues to apply to all Contributions made either prior to or subsequent to the death of the first Joint Owner.

     [APPLICABLE ONLY IF THE OPTIONAL PROTECTION PLUS DEATH BENEFIT RIDER IS ELECTED]
     [The Protection Plus Death Benefit Increment accrued as of the date we receive due proof of the first Joint Owner's death will be added to the Annuity Account Value (in addition to any amount of accrued GMDB that is added as in accordance with "General" above). If the surviving Joint Owner is age [76] or older on the date we receive proof of the first Joint Owner's death, the benefit does not remain in effect and the Protection Plus Death Benefit charge no longer applies. If the surviving Joint Owner is age [75] or younger on the date of the first Joint Owner's death, then the Protection Plus Death Benefit rider will remain in effect in accordance with its terms and the following.

          The surviving Joint Owner's age at the first Joint Owner's date of death will determine the Protection Plus Death Benefit Increment applicable upon the surviving Joint Owner's death. The Protection Plus Death Benefit Increment is then frozen on the Contract Date Anniversary following the surviving Joint Owner's [80]th birthday.

          If the Protection Plus Death Benefit Increment had been frozen because the older Joint Owner had attained age [80], we will restore the benefit if the surviving Joint Owner is age [75] or younger as of the date of the first Joint Owner's death.

          The total amount of the new Annuity Account Value, including any amounts added because of the GMDB and the Protection Plus Death Benefit Increment will be the new Protection Plus Contributions under the Protection Plus Death Benefit Rider for purposes of the Protection Plus Death Benefit Increment payable upon the Successor Owner Annuitant's death.]


[APPLICABLE ONLY IF THE OPTIONAL GUARANTEED MINIMUM INCOME BENEFIT IS ELECTED] [GUARANTEED MINIMUM INCOME BENEFIT ("GMIB")

The GMIB features on the Contract Date are based on the Annuitant's age. If the Annuitant dies and the surviving Joint Owner elects Successor Owner Annuitant in accordance with the provisions of this Rider, and is age [84] or younger at the time the first Joint Owner died, the GMIB crediting continues until the Contract Date Anniversary following the surviving Joint Owner's [85]th birthday unless the benefit cannot be continued as described below. If the rider had terminated and GMIB crediting had stopped due to the original Annuitant having attained age [85], we do not reinstate GMIB crediting for the surviving Joint Owner and the GMIB charge no longer applies.

The age and Contract Date Anniversary limitations applicable to exercise of GMIB are based on (i) the surviving Joint Owner's age at the first Joint Owner's date of death and (ii) the original Contract Date. If the Annuitant dies and the surviving Joint Owner is age [85] or older or will be over age [85] before the first GMIB exercise date, the benefit does not remain in effect and the charge no longer applies.]

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[APPLICABLE ONLY IF THE OPTIONAL ENHANCED GUARANTEED PRINCIPAL BENEFIT
("ENHANCED GPB") IS ELECTED]
[ENHANCED GUARANTEED PRINCIPAL BENEFIT ("ENHANCED GPB")

Upon the death of the first Joint Owner to die, the Enhanced GPB provisions and amount remain the same and the tenth year Contract Date Anniversary is based on the original Contract Date.]

COST OF THIS RIDER

[There is no charge for this Rider.]

GENERAL PROVISIONS OF THIS RIDER

Upon the occurrence of any of the following, this rider [and any charge associated herewith] will terminate: (i) the [Contract/Certificate] terminates,
(ii) a change in Ownership is made, (iii) a change is made to the primary Beneficiary designation, (iv) the death of the second Joint Owner to die, (v) election of Beneficiary Continuation Option, or (vi) the [Contract/Certificate] is annuitized, including exercise of Guaranteed Minimum Income Benefit (also referred to as Living Benefit), if applicable.


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Christopher M. Condron                  /s/ Pauline Sherman
--------------------------                  -------------------
Christopher M. Condron                      Pauline Sherman
President and Chief Executive Officer       Senior Vice President, Secretary and
                                            Associate General Counsel


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